Exhibit 99.1

FOR IMMEDIATE RELEASE                Contact:
Jack McGinnis
+1.414.906.7977
jack.mcginnis@manpowergroup.com

ManpowerGroup Reports 3rd Quarter 2017 Results

MILWAUKEE, October 20, 2017 -- ManpowerGroup (NYSE: MAN) today reported that net earnings per diluted share for the three months ended September 30, 2017 were $2.04 compared to $1.87 in the prior year period. Net earnings in the quarter were $137.7 million compared to $129.2 million a year earlier. Revenues for the third quarter were $5.5 billion, an increase of 7% from the year earlier period.
Financial results in the quarter were impacted by stronger foreign currencies relative to the U.S. dollar compared to the prior year period. On a constant currency basis, revenues increased 4% and net earnings per diluted share increased 6%. Earnings per share in the quarter were positively impacted 6 cents by changes in foreign currencies compared to the prior year.
Jonas Prising, ManpowerGroup Chairman & CEO, said, “We made good progress with solid results in the third quarter and we are well positioned to finish 2017 with strong performance. Our market-leading global footprint and extensive portfolio of workforce solutions continue to resonate well with our clients and candidates.  We expect the broad-based global improvement in both employer hiring intentions and economic growth to provide us with good opportunities for continued profitable growth.
“We are anticipating the fourth quarter of 2017 diluted net earnings per share to be in the range of $2.01 to $2.09, which includes an estimated favorable currency impact of 12 cents,” Prising stated.
Net earnings for the nine months ended September 30, 2017 were $329.1 million, or $4.84 per diluted share compared to net earnings of $316.3 million, or $4.42 per diluted share in the prior year. The year to date period included restructuring costs which reduced earnings per share by 41 cents and discrete income tax benefits in the first quarter which increased earnings per share by 19 cents. Revenues for the nine-month period were $15.4 billion, an increase of 5% from the prior year in reported U.S. dollars and in constant currency. Foreign currency exchange rates had no impact on earnings per share for the nine-month period in 2017.
In conjunction with its third quarter earnings release, ManpowerGroup will broadcast its conference call live over the Internet on October 20, 2017 at 7:30 a.m. CDT (8:30 a.m. EDT). Interested parties are invited to listen to the webcast and view the presentation by logging on to http://investor.manpowergroup.com/ in the section titled “Investor Relations.”
Supplemental financial information referenced in the conference call can be found at http://investor.manpowergroup.com/ .

About ManpowerGroup

ManpowerGroup (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing and managing the talent that enables them to win. We develop innovative solutions for over 400,000 clients and connect 3+ million people to meaningful, sustainable work across a wide range of industries and skills. Our expert family of brands - Manpower®, Experis®, Right Management® and ManpowerGroup® Solutions - creates substantially more value for candidates and clients across 80 countries and territories and has done so for nearly 70 years. In 2017, ManpowerGroup was named one of the World's Most Ethical Companies for the seventh consecutive year and one of Fortune's Most Admired Companies, confirming our position as the most trusted and admired brand in the industry. See how ManpowerGroup is powering the future of work: www.manpowergroup.com

Forward-Looking Statements
This news release contains statements, including earnings projections, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those contained in the forward-looking statements can be found in the Company’s reports filed with the SEC, including the information under the heading ‘Risk Factors’ in its Annual Report on Form 10-K for the year ended December 31, 2016, which information is incorporated herein by reference.

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ManpowerGroup
Results of Operations
(In millions, except per share data)

	Three Months Ended September 30
			% Variance
			Amount	Constant
	2017	2016	Reported	Currency
	(Unaudited)
Revenues from services (a)	$5,464.8	$5,088.2	7.4%	4.3%
Cost of services	4,564.2	4,229.9	7.9%	4.7%
Gross profit	900.6	858.3	4.9%	2.1%
Selling and administrative expenses	672.7	647.2	3.9%	1.3%
Operating profit	227.9	211.1	7.9%	4.4%
Interest and other expenses	10.9	11.4	-5.0%
Earnings before income taxes	217.0	199.7	8.7%	5.3%
Provision for income taxes	79.3	70.5	12.4%
Net earnings	$137.7	$129.2	6.6%	3.5%
Net earnings per share - basic	$2.06	$1.89	9.0%
Net earnings per share - diluted	$2.04	$1.87	9.1%	5.9%
Weighted average shares - basic	66.8	68.4	-2.4%
Weighted average shares - diluted	67.6	69.0	-2.1%

(a) Revenues from services include fees received from our franchise offices of $6.4 million and $6.3 million for the three months ended September 30, 2017 and 2016, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $272.9 million and $273.1 million for the three months ended September 30, 2017 and 2016, respectively.

ManpowerGroup
Operating Unit Results
(In millions)

	Three Months Ended September 30
			% Variance
			Amount	Constant
	2017	2016	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$659.9	$723.7	-8.8%	-8.8%
Other Americas	401.6	383.7	4.7%	3.6%
	1,061.5	1,107.4	-4.1%	-4.5%
Southern Europe:
France	1,481.7	1,277.8	16.0%	10.2%
Italy	386.1	299.0	29.1%	22.7%
Other Southern Europe	450.6	389.5	15.7%	9.8%
	2,318.4	1,966.3	17.9%	12.0%
Northern Europe	1,367.9	1,300.1	5.2%	1.5%
APME	665.4	650.9	2.2%	3.6%
Right Management	51.6	63.5	-18.8%	-19.6%
	$5,464.8	$5,088.2	7.4%	4.3%
Operating Unit Profit:
Americas:
United States	$43.6	$41.0	6.4%	6.4%
Other Americas	16.0	14.0	14.9%	13.2%
	59.6	55.0	8.6%	8.1%
Southern Europe:
France	77.1	68.9	11.9%	6.3%
Italy	24.2	18.4	31.5%	25.0%
Other Southern Europe	16.2	13.7	18.0%	13.3%
	117.5	101.0	16.3%	10.7%
Northern Europe	49.4	53.9	-8.3%	-11.9%
APME	27.4	25.3	7.8%	9.1%
Right Management	8.1	8.8	-7.8%	-8.3%
	262.0	244.0
Corporate expenses	(25.3)	(23.9)
Intangible asset amortization expense	(8.8)	(9.0)
Operating profit	227.9	211.1	7.9%	4.4%
Interest and other expenses (b)	(10.9)	(11.4)
Earnings before income taxes	$217.0	$199.7

(a) In the United States, revenues from services include fees received from our franchise offices of $3.9 million and $4.1 million for the three months ended September 30, 2017 and 2016, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $164.3 million and $179.8 million for the three months ended September 30, 2017 and 2016, respectively.

(b) The components of interest and other expenses were:
	2017	2016
Interest expense	$9.7	$9.2
Interest income	(1.2)	(1.0)
Foreign exchange loss	0.1	—
Miscellaneous expenses, net	2.3	3.2
	$10.9	$11.4

ManpowerGroup
Results of Operations
(In millions, except per share data)

	Nine Months Ended September 30
			% Variance
			Amount	Constant
	2017	2016	Reported	Currency
	(Unaudited)
Revenues from services (a)	$15,396.8	$14,698.0	4.8%	5.5%
Cost of services	12,846.7	12,205.2	5.3%	6.0%
Gross profit	2,550.1	2,492.8	2.3%	3.0%
Selling and administrative expenses	2,000.6	1,954.0	2.4%	3.3%
Operating profit	549.5	538.8	2.0%	2.0%
Interest and other expenses	36.2	34.4	5.1%
Earnings before income taxes	513.3	504.4	1.8%	1.8%
Provision for income taxes	184.2	188.1	-2.1%
Net earnings	$329.1	$316.3	4.1%	4.1%
Net earnings per share - basic	$4.89	$4.46	9.6%
Net earnings per share - diluted	$4.84	$4.42	9.5%	9.5%
Weighted average shares - basic	67.3	70.9	-5.1%
Weighted average shares - diluted	68.1	71.6	-5.0%

(a) Revenues from services include fees received from our franchise offices of $17.5 million and $17.2 million for the nine months ended September 30, 2017 and 2016, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $759.3 million and $762.1 million for the nine months ended September 30, 2017 and 2016, respectively.

ManpowerGroup
Operating Unit Results
(In millions)

	Nine Months Ended September 30
			% Variance
			Amount	Constant
	2017	2016	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$1,992.7	$2,152.1	-7.4%	-7.4%
Other Americas	1,151.9	1,082.2	6.4%	7.5%
	3,144.6	3,234.3	-2.8%	-2.4%
Southern Europe:
France	3,975.5	3,608.8	10.2%	10.2%
Italy	1,047.0	861.9	21.5%	21.5%
Other Southern Europe	1,235.5	1,114.7	10.8%	9.8%
	6,258.0	5,585.4	12.0%	11.9%
Northern Europe	3,888.3	3,836.3	1.4%	4.1%
APME	1,941.2	1,841.7	5.4%	5.5%
Right Management	164.7	200.3	-17.8%	-16.7%
	$15,396.8	$14,698.0	4.8%	5.5%
Operating Unit Profit:
Americas:
United States	$114.6	$103.8	10.5%	10.5%
Other Americas	41.4	39.4	5.1%	6.2%
	156.0	143.2	9.0%	9.3%
Southern Europe:
France	197.4	183.6	7.5%	7.2%
Italy	70.0	57.3	22.1%	22.4%
Other Southern Europe	41.4	34.1	21.6%	20.7%
	308.8	275.0	12.3%	12.1%
Northern Europe	93.6	124.2	-24.6%	-24.8%
APME	70.8	66.8	5.8%	6.1%
Right Management	25.4	32.8	-22.5%	-22.1%
	654.6	642.0
Corporate expenses	(79.5)	(76.2)
Intangible asset amortization expense	(25.6)	(27.0)
Operating profit	549.5	538.8	2.0%	2.0%
Interest and other expenses (b)	(36.2)	(34.4)
Earnings before income taxes	$513.3	$504.4

(a) In the United States, revenues from services include fees received from our franchise offices of $11.0 million and $11.1 million for the nine months ended September 30, 2017 and 2016, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $487.6 million and $511.5 million for the nine months ended September 30, 2017 and 2016, respectively.

(b) The components of interest and other expenses were:
	2017	2016
Interest expense	$28.1	$27.9
Interest income	(3.4)	(2.5)
Foreign exchange losses	0.4	1.6
Miscellaneous expenses, net	11.1	7.4
	$36.2	$34.4

ManpowerGroup
Consolidated Balance Sheets
(In millions)

	Sep. 30	Dec. 31
	2017	2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$666.9	$598.5
Accounts receivable, net	5,181.0	4,413.1
Prepaid expenses and other assets	125.7	121.3
Total current assets	5,973.6	5,132.9
Other assets:
Goodwill	1,322.0	1,239.9
Intangible assets, net	288.1	294.4
Other assets	843.7	759.7
Total other assets	2,453.8	2,294.0
Property and equipment:
Land, buildings, leasehold improvements and equipment	623.9	567.0
Less: accumulated depreciation and amortization	469.6	419.7
Net property and equipment	154.3	147.3
Total assets	$8,581.7	$7,574.2
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,233.3	$1,914.4
Employee compensation payable	228.7	208.1
Accrued liabilities	462.9	398.6
Accrued payroll taxes and insurance	707.2	649.2
Value added taxes payable	541.4	448.7
Short-term borrowings and current maturities of long-term debt	452.7	39.8
Total current liabilities	4,626.2	3,658.8
Other liabilities:
Long-term debt	470.6	785.6
Other long-term liabilities	762.2	683.4
Total other liabilities	1,232.8	1,469.0
Shareholders' equity:
ManpowerGroup shareholders' equity
Common stock	1.2	1.2
Capital in excess of par value	3,291.7	3,227.2
Retained earnings	2,558.2	2,291.3
Accumulated other comprehensive loss	(290.6)	(426.1)
Treasury stock, at cost	(2,927.8)	(2,731.7)
Total ManpowerGroup shareholders' equity	2,632.7	2,361.9
Noncontrolling interests	90.0	84.5
Total shareholders' equity	2,722.7	2,446.4
Total liabilities and shareholders' equity	$8,581.7	$7,574.2

ManpowerGroup
Consolidated Statements of Cash Flows
(In millions)

	Nine Months Ended
	September 30
	2017	2016
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$329.1	$316.3
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	62.3	64.0
Deferred income taxes	40.4	36.4
Provision for doubtful accounts	13.7	14.5
Share-based compensation	21.4	21.0
Excess tax benefit on exercise of share-based awards	—	(0.1)
Changes in operating assets and liabilities, excluding the impact of acquisitions:
Accounts receivable	(399.5)	(277.3)
Other assets	(7.5)	(54.1)
Other liabilities	227.6	281.8
Cash provided by operating activities	287.5	402.5
Cash Flows from Investing Activities:
Capital expenditures	(40.2)	(42.6)
Acquisitions of businesses, net of cash acquired	(27.3)	(56.9)
Proceeds from the sale of investments, property and equipment	11.9	3.5
Cash used in investing activities	(55.6)	(96.0)
Cash Flows from Financing Activities:
Net change in short-term borrowings	(2.4)	(3.9)
Proceeds from long-term debt	0.1	—
Repayments of long-term debt	(0.3)	(6.3)
Payments of contingent consideration for acquisitions	(12.9)	(2.9)
Proceeds from share-based awards and other equity transactions	40.8	5.5
Other share-based award transactions	(18.2)	(6.6)
Repurchases of common stock	(178.0)	(462.6)
Dividends paid	(62.2)	(60.8)
Cash used in financing activities	(233.1)	(537.6)
Effect of exchange rate changes on cash	69.6	3.7
Change in cash and cash equivalents	68.4	(227.4)
Cash and cash equivalents, beginning of period	598.5	730.5
Cash and cash equivalents, end of period	$666.9	$503.1